MPLX Announces Agreement to Acquire ANDX and First-Quarter 2019 Highlights May 8, 2019 Exhibit 99.2

Forward‐Looking Statements This presentation contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (MPLX) and Andeavor Logistics LP (ANDX). These forward-looking statements relate to, among other things, the proposed acquisition of ANDX by MPLX and include expectations, estimates and projections concerning the business and operations, financial priorities and strategic plans of the combined entity. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPLX’s or ANDX’s actual results to differ materially from those implied in the forward-looking statements include: the ability to complete the proposed transaction between MPLX and ANDX on the proposed terms and timetable; the ability to satisfy various conditions to the closing of the transaction contemplated by the merger agreement; the ability to obtain regulatory approvals for the proposed transaction on the proposed terms and schedule, and any conditions imposed on the combined entity in connection with the consummation of the proposed transaction; the risk that anticipated opportunities and any other synergies from or anticipated benefits of the proposed transaction may not be fully realized or may take longer to realize than expected, including whether the proposed transaction will be accretive within the expected timeframe or at all; disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of MPLX or ANDX; the amount and timing of future distributions; negative capital market conditions, including an increase of the current yield on common units; the ability to achieve strategic and financial objectives, including with respect to distribution coverage, future distribution levels, proposed projects and completed transactions; adverse changes in laws including with respect to tax and regulatory matters; the adequacy of capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt on commercially reasonable terms, and the ability to successfully execute business plans, growth strategies and self-funding models; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects and planned investments, and the ability to obtain regulatory and other approvals with respect thereto; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of Marathon Petroleum Corporation’s (MPC) obligations under MPLX’s and ANDX’s commercial agreements; modifications to financial policies, capital budgets, and earnings and distributions; the ability to manage disruptions in credit markets or changes to credit ratings; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; other risk factors inherent to MPLX’s and ANDX’s industry; risks related to MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s and ANDX’s respective Annual Reports on Form 10-K for the year ended Dec. 31, 2018, filed with Securities and Exchange Commission (SEC). Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: the risk that the cost savings and any other synergies from the Andeavor transaction may not be fully realized or may take longer to realize than expected; disruption from the Andeavor transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of Andeavor; risks as set forth above related to the acquisition of ANDX by MPLX; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income or earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; the ability to manage disruptions in credit markets or changes to credit ratings; future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; the reliability of processing units and other equipment; business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of any common stock repurchases; the adequacy of capital resources and liquidity, including but not limited to, availability of sufficient cash flow to execute business plans and to effect any share repurchases or dividend increases, including within the expected timeframe; the effect of restructuring or reorganization of business components; the potential effects of judicial or other proceedings on the business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX or ANDX; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed with the SEC. We have based our forward-looking statements on our current expectations, estimates and projections about our industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our respective management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.

Additional Information Additional Information and Where to Find It In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE CONSENT STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final consent statement/prospectus will be sent to unitholders of ANDX. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from ANDX at its website, http://ir.andeavorlogistics.com, or by contacting ANDX’s Investor Relations at (419) 421-2414, or from MPLX at its website, http://ir.mplx.com, or by contacting MPLX’s Investor Relations at (419) 421-2414. Participants in Solicitation MPLX, ANDX, MPC and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of consents in respect of the proposed transaction. Information concerning MPLX’s directors and executive officers is set forth in its Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed Feb. 28, 2019. Information concerning ANDX’s directors and executive officers is set forth in its Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed Feb. 28, 2019. Information concerning MPC’s executive officers is set forth in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed Feb. 28, 2019. Information about MPC’s directors is set forth in MPC’s Definitive Proxy Statement on Schedule 14A for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on March 14, 2019. Investors and security holders will be able to obtain the documents free of charge from the sources indicated above, and with respect to MPC, from its website, https//:www.marathonpetroleum.com/Investors, or by contacting MPC’s Investor Relations at (419) 421-2414. Additional information regarding the interests of such participants in the solicitation of consents in respect of the proposed transaction will be included in the registration statement and consent statement/prospectus and other relevant materials to be filed with the SEC when they become available. Non-GAAP Financial Measures Adjusted EBITDA, distributable cash flow (DCF), distribution coverage ratio and leverage ratio are non-GAAP financial measures provided in this presentation. Adjusted EBITDA and DCF reconciliations to the nearest GAAP financial measures are included in the Appendix to this presentation. Distribution coverage ratio is the ratio of DCF attributable to GP and LP unitholders to total GP and LP distributions declared. Leverage ratio is consolidated debt to last twelve months pro forma adjusted EBITDA. These non-GAAP financial measures are not defined by GAAP and should not be considered in isolation or as an alternative to net income attributable to MPLX, net cash provided by operating activities or other financial measures prepared in accordance with GAAP. Certain EBITDA forecasts were determined on an EBITDA-only basis. Accordingly, information related to the elements of net income, including tax and interest, are not available and, therefore, reconciliations of these forward-looking non-GAAP financial measures to the nearest GAAP financial measures have not been provided.

Consideration & Premium MPLX to acquire all common units of ANDX at 1.07x blended exchange ratio representing a 1% premium to market1 1.1350x exchange ratio to ANDX public unitholders, representing a 7.3% premium 1.0328x exchange ratio for MPC’s ANDX units Combination immediately accretive to distributable cash flow for MPLX public unitholders2 Total consideration, including assumption of ANDX debt of ~$5 billion and $600 million preferred units, represents an enterprise value of ~$14 billion Pro Forma 2019 Financial Profile3 Market Cap: ~ $35 billion1 Adjusted EBITDA: ~ $5.3 billion Distributable Cash Flow: ~ $4.1 billion Distribution Coverage: ~ 1.4x Debt-to-EBITDA: ~ 4.0x Investment grade credit profile Timing / Closing Considerations Expect to close in the second half of 2019 Subject to customary closing conditions, including regulatory approval Transaction Highlights Simplified Structure. Broader Footprint. Enhancing Returns. 1 Based on prices at market close on May 2, 2019 2 Based on projections as of announcement 3 2019 estimate

Simplified Organizational Structure Marathon Petroleum Corporation (NYSE:MPC) MPLX GP LLC Tesoro Logistics GP LLC MPLX LP (NYSE:MPLX) Andeavor Logistics LP (NYSE:ANDX) Public ANDX Holders Public MPLX Holders Current1 36.4% of Common Units Outstanding 36.4% of Common Units Outstanding Non-economic 100% GP interest Non-economic 100% GP interest 63.6% of Common Units Outstanding 63.6% of Common Units Outstanding 1 Simplified structure charts do not portray all operating subsidiaries or ~30 million of MPLX preferred units and 0.6 million of ANDX preferred units Pro Forma1 Marathon Petroleum Corporation (NYSE:MPC) MPLX GP LLC MPLX LP (NYSE:MPLX) Public MPLX Holders 37.0% of Common Units Outstanding 63.0% of Common Units Outstanding Non-economic 100% GP interest

Positioning MPLX For Long-Term Success 2012 IPO 2015 MarkWest Combination 2017-2018 Completed Drop Downs and IDR Buy-In 2019 Strategic Combination with ANDX

Aligned Strategic Priorities Permian: significant growth opportunities across all hydrocarbons Marcellus: disciplined growth to support key producers Fosters further growth opportunities Enhances projects via volume commitments Provide logistics solutions to MPC’s nationwide refining footprint Self-funding equity portion of capital investments Target mid-teen returns on growth investments Maintain investment grade credit profile Long-haul pipelines to add further stable cash flow Export facilities meet significant, growing market needs Leverage existing assets for incremental third-party business Participate across value chain to diversify business and enhance margins Alleviate in-basin bottlenecks Connect supply to global demand markets Grow in Premier Basins Leverage MPC Relationship Financial Discipline Enhance Cash Flow Stability Capture Full Midstream Value Chain

Capturing Permian Opportunities Gathering and processing Long-haul pipelines Fractionation Export terminals Legend Natural Gas TEXAS NGL Crude Delaware & Midland Basins 1 2 4 1 2 4 3 3 Creating an integrated footprint from the Permian to the Gulf Coast

① Permian G&P Feeds Downstream Opportunities

MPLX

Gathering systems create significant growth opportunities in the Permian



TexNew Mex System
Conan Gathering System
ANDX RIO Pipeline
To Midland
W2W Pipeline
To Houston and Nederland
Gray Oak Pipeline
To Corpus Christi



Legend [1]
Crude pipeline
Natural gas pipeline
NGL pipeline
Crude gathering
Existing processing plant
Future processing plant



Preakness
Torñado
Argo
Apollo
Hidalgo
BANGL Pipeline
To Texas City area
Whistler Pipeline
To Agua Dulce

Crude gathering

- Conan Gathering system connects refineries to well-head
- Provides volumes for planned Gray Oak, Wink-to-Webster pipelines

Natural gas gathering & processing

- Existing plants: Hidalgo, Argo
- Future plants: Apollo, Torñado, Preakness
- 200 MMcfd plants provide volumes for planned Whistler and BANGL pipelines

[1] Pipelines are shown pictorially only to show flow paths; some pipelines are new and/or proposed, including: Gray Oak, W2W, Whistler, BANGL

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2 Permian Crude Pipeline

MPLX

Wink-to-Webster Pipeline (W2W)

- Signed letter of intent to partner with ExxonMobil, Plains All American, and Lotus Midstream
- 36" mainline with 1.5 MMBPD capacity
- Origins: Wink and Midland
- Destinations: Webster, Baytown, Texas City
- MPLX equity of ~15%
- Anticipate in-service first half of 2021


TEXAS
Wink
W2W Pipeline
Galveston Bay

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② Permian Natural Gas and NGL Pipelines and ③ Fractionation

- Whistler Residue Gas Pipeline
  - JV with White Water Midstream and others
  - 42” pipeline with ~2.0 Bcf/d capacity
  - Anticipate in-service early 2021
- BANGL Pipeline (Belvieu Alternative NGL)
  - JV with White Water Midstream and others
  - 24” pipeline with ~500 MBPD capacity
  - Anticipate in-service early 2021
- Gulf Coast fractionation – three potential fractionators with 150 MBPD C2+ capacity each



TEXAS
Orla
Waha
BANGL Pipeline
Whistler Pipeline
Galveston Bay
Sweeny
Corpus Christi
Agua Dulce

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4 Expanding Export Capabilities

Export facilities create ability to generate third party revenue and meet global demand for crude, refined products, and NGLs

- Currently in service
  - Mt. Airy, LA: acquired in 3Q18
  - LOOP: expansion with planned Capline reversal and Swordfish Pipeline
- Planned projects
  - South Texas Gateway: operational in conjunction with Gray Oak Pipeline construction
  - Texas City: hub for planned W2W and BANGL pipelines



TEXAS
Texas City
Mt. Airy
LOOP
Corpus Christi
South TX Gateway

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MPLX First-Quarter 2019 Highlights

1Q 2019 Financial Highlights 31% Segment Adjusted EBITDA ($MM) Three Months Ended March 31 2018 2019 Logistics and Storage 437 559 Gathering and Processing 323 371 *Funded a portion of 2019 capital investments

1Q 2019 vs. 1Q 2018 Adjusted EBITDA

Financial and Balance Sheet Highlights ($MM except ratio data) As of 3/31/19 Cash and cash equivalents 93 Total assets 23,584 Total debt(a) 13,833 Redeemable preferred units 1,004 Total equity 6,929 Full-year distribution coverage 1.41x Leverage(b) 3.9x Remaining capacity available under $2.25 B revolving credit agreement 1,822 Remaining capacity available under $1.0 B credit agreement with MPC 1,000 (a)Total debt includes $0 MM of outstanding intercompany borrowings classified in current liabilities as of March 31, 2019. (b)Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $450 MM of unamortized discount and debt issuance costs as of March 31, 2019.

Appendix

Logistics & Storage Segment

- Reported 1Q19 adj. EBITDA of $559 million, which increased 12% year-over-year after adjusting for the impact of dropdowns
- Pipeline throughputs averaged 3.41 MMBPD, ~11% increase over 1Q18
- Progress on key projects:
  - Signed LOI to partner in Wink-to-Webster crude oil pipeline in the Permian Basin
  - Expect final investment decision on Whistler natural gas and BANGL NGL pipelines in the near term
  - Completed binding open season for Capline reversal



Headquarters
MPLX Pipelines: Owned & Operated
MPLX Interest Pipelines: Operated by Others
MPLX Operated Pipelines: Owned by Others
MPLX Refining Logistics Assets
MPLX Terminals: Owned and Part-owned
Barge Dock
Cavern
MPC Refineries
LOOP

As of March 31, 2018

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Gathering & Processing Segment Reported 1Q19 adjusted EBITDA of $371 million, which increased 15% year-over-year 1Q19 volumes (% increase vs. 1Q18): Gathering: 5.0 Bcf/d 19% Processing: 7.8 Bcf/d 18% Fractionation: 494 MBPD 17% Expect to add 200 MMcf/d of processing capacity in 2Q19 (Sherwood 12) (a)Includes amounts related to unconsolidated equity method investments on a 100% basis (b)Based on weighted average number of days plant(s) in service. Excludes periods of maintenance (c)Includes Centrahoma volumes sent to third parties. Processing capacity and utilization based on the higher of the partnership’s portion of Centrahoma JV or the average volume processed 1Q19 Processed Volumes(a) Area Capacity at End of Quarter (MMcf/d) Average Volume (MMcf/d) Utilization of Available Capacity (%)(b) Marcellus 5,720 5,148 90% Utica 1,325 817 62% Southwest(c) 1,969 1,599 81% 1Q19 Fractionated Volumes(a) Area Capacity at End of Quarter (MBPD) Average Volume (MBPD) Utilization of Available Capacity (%)(b) Marcellus/Utica C3+ 347 276 80% Marcellus/Utica C2 284 188 66%

Gathering & Processing Segment Processed Volumes Marcellus/Utica Processed Volumes(a) Area Capacity at End of Quarter (MMcf/d) Average Volume (MMcf/d) Utilization of Available Capacity (%)(b) Marcellus 5,720 5,148 90% Houston 720 509 71% Harmon Creek 200 195 98% Majorsville 1,270 1,174 92% Mobley 920 711 77% Sherwood 2,200 2,151 98% Bluestone 410 408 100% Utica 1,325 817 62% Cadiz 525 469 89% Seneca 800 348 44% 1Q 2019 Total 7,045 5,965 85% 4Q 2018 Total 7,045 5,650 84% Southwest Processed Volumes(a) Area Capacity at End of Quarter (MMcf/d) Average Volume (MMcf/d) Utilization of Available Capacity (%)(b) West Texas 400 335 84% East Texas 600 446 74% Western OK 545 424 78% Southeast OK(c) 282 282 100% Gulf Coast 142 111 78% 1Q 2019 Total(c) 1,969 1,598 81% 4Q 2018 Total(c) 1,907 1,542 81% (a)Includes amounts related to unconsolidated equity method investments on a 100% basis (b)Based on weighted average number of days plant(s) in service. Excludes periods of maintenance (c)Includes Centrahoma volumes sent to third parties. Processing capacity and utilization based on the higher of the partnership’s portion of Centrahoma JV or the average volume processed

Organic Growth Capital Projects

Logistics & Storage Segment

Projects	Description	Est. Completion Date
Marine Fleet Expansion	Displaces MPC's third-party barges and supports increased demand	2019
Mt. Airy Terminal Expansion	Constructing 2nd 120 MBPD dock and incremental storage	2020
Swordfish Pipeline[a]	Provide transport of up to 600 MBPD of crude from St. James, LA to the LOOP terminal facility in Clovelly, LA	2020
W2W Pipeline[a]	1.5 MMBPD crude pipeline from Permian Basin to Texas Gulf Coast	2021
Whistler Pipeline[a]	2.0 Bcf/d natural gas pipeline from Waha, Texas, to Agua Dulce market hub	2021
BANGL Pipeline[a]	~500 MBPD NGL pipeline from Permian Basin to Texas Gulf Coast	2021
Gulf Coast C2+ Fractionation	450,000 BPD anticipated in the Sweeney area	2021 - 2024
Texas City Export Terminal	NGL storage and export facilities	2022

[a] *Equity method investment*

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Organic Growth Capital Projects

Gathering & Processing Segment

MPLX

Processing and Fractionation	Shale Resource	Capacity	Est. Completion Date
Omega 1 Expansion	Cana-Woodford	45 MMcf/d	In Service
Sherwood 12 Processing Plant[b]	Marcellus	200 MMcf/d	2Q19
Sherwood 13 Processing Plant[b]	Marcellus	200 MMcf/d	3Q19
Sherwood C2 Fractionation	Marcellus	20,000 BPD	3Q19
Torñado Processing Plant	Delaware	200 MMcf/d	3Q19
Omega 2 Processing Plant	Cana-Woodford	180 MMcf/d	4Q19
Hopedale 5 C3+ Fractionation	Marcellus & Utica	80,000 BPD	1Q20
Smithburg 1 Processing Plant	Marcellus	200 MMcf/d	2Q20
Preakness Processing Plant	Delaware	200 MMcf/d	2Q20
Apollo Processing Plant	Delaware	200 MMcf/d	2021
Smithburg Processing[b] – site layout for 5 additional plants	Marcellus	1,000 MMcf/d	TBD

Gathering	Est. Completion Date
Marcellus/Utica Rich- and Dry-Gas Gathering[a]	Ongoing
Western Oklahoma - STACK Rich-Gas and Oil Gathering	Ongoing

[a]Utica Rich- and Dry-Gas Gathering is a joint venture between MarkWest Utica EMG's and Summit Midstream LLC. Dry-Gas Gathering in the Utica Shale is completed through a joint venture with MarkWest and EMG.

[b]Sherwood Midstream investment

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Reconciliation of Adjusted EBITDA and Distributable Cash from Net Income (a)The Partnership makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded. ($MM) 1Q 2019 1Q 2018 Net income 509 423 Provision (benefit) for income taxes (2) 4 Amortization of deferred financing costs 13 16 Net interest and other financial costs 158 114 Income from operations 678 557 Depreciation and amortization 211 176 Non-cash equity-based compensation 6 4 Income from equity method investments (70) (61) Distributions/adjustments related to equity method investments 108 90 Unrealized derivative losses (gains)(a) 4 (7) Acquisition costs - 3 Adjusted EBITDA 937 762 Adjusted EBITDA attributable to noncontrolling interests (7) (2) Adjusted EBITDA attributable to MPLX LP 930 760 Deferred revenue impacts 8 9 Net interest and other financial costs (158) (114) Maintenance capital expenditures (19) (25) Equity method investment capital expenditures paid out (4) (11) Distributable cash flow attributable to MPLX LP 757 619 Preferred unit distributions (20) (16) Distributable cash flow available to GP and LP unitholders 737 603

Reconciliation of Adjusted EBITDA and Distributable Cash from Net Cash Provided by Operating Activities ($MM) 1Q 2019 1Q 2018 Net cash provided by operating activities 618 450 Changes in working capital items 141 178 All other, net 4 (3) Non-cash equity-based compensation 6 4 Net gain (loss) on disposal of assets (1) - Net interest and other financial costs 158 114 Asset retirement expenditures - 1 Unrealized derivative losses (gains)(a) 4 (7) Acquisition costs - 3 Other adjustments to equity method investment distributions 7 22 Adjusted EBITDA 937 762 Adjusted EBITDA attributable to noncontrolling interests (7) (2) Adjusted EBITDA attributable to MPLX LP 930 760 Deferred revenue impacts 8 9 Net interest and other financial costs (158) (114) Maintenance capital expenditures (19) (25) Equity method investment capital expenditures paid out (4) (11) Distributable cash flow attributable to MPLX LP 757 619 Preferred unit distributions (20) (16) Distributable cash flow attributable to GP and LP unitholders 737 603 (a)The Partnership makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Segment Adjusted EBITDA to Net Income (a)The Partnership makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded. ($MM) 1Q 2019 1Q 2018 L&S segment adjusted EBITDA attributable to MPLX LP 559 437 G&P segment adjusted EBITDA attributable to MPLX LP 371 323 Adjusted EBITDA attributable to MPLX LP 930 760 Depreciation and amortization (211) (176) (Provision) benefit for income taxes 2 (4) Amortization of deferred financing costs (13) (16) Non-cash equity-based compensation (6) (4) Net interest and other financial costs (158) (114) Income from equity investments 70 61 Distributions/adjustments from equity method investments (108) (90) Unrealized derivative (losses) gains(a) (4) 7 Acquisition costs - (3) Adjusted EBITDA attributable to noncontrolling interests 7 2 Net income 509 423

Reconciliation of Segment Adjusted EBITDA to Net Income Drop Impact (a)The drop is the 1Q 2018 drop which included the Refinery Logistics Assets and Fuels Distribution services. (b)The Partnership makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded. ($MM) 1Q 2019 without Drop Drop(a) 1Q 2019 L&S segment adjusted EBITDA attributable to MPLX LP 490 69 559 G&P segment adjusted EBITDA attributable to MPLX LP 371 - 371 Adjusted EBITDA attributable to MPLX LP 861 69 930 Depreciation and amortization (203) (8) (211) Benefit for income taxes 2 - 2 Amortization of deferred financing costs (13) - (13) Non-cash equity-based compensation (6) - (6) Net interest and other financial costs (158) - (158) Income from equity investments 70 - 70 Distributions/adjustments from equity method investments (108) - (108) Unrealized derivative (losses) gains(b) (4) - (4) Adjusted EBITDA attributable to noncontrolling interests 7 - 7 Net income 448 61 509

Reconciliation of LTM Net Income (Loss) to LTM Pro Forma adjusted EBITDA ($MM) 1Q 2019 1Q 2018 LTM Net income 1,920 1,072 LTM Net income to adjusted EBITDA adjustments 1,725 1,269 LTM Adjusted EBITDA attributable to MPLX LP 3,645 2,341 LTM Pro forma adjustments for acquisitions 4 888 LTM Pro forma adjusted EBITDA 3,649 3,229 Consolidated debt 14,283 12,357 Consolidated debt to adjusted EBITDA 3.9x 3.8x